Exhibit 10.72

Summary of the Cablevision CHOICE Excess Savings Plan

CSC Holdings, Inc. maintains the Cablevision CHOICE Excess Savings Plan, which is an unfunded, non-qualified retirement plan that operates in conjunction with the Company’s tax-qualified Cablevision CHOICE 401(k) Savings Plan.  An employee is eligible to participate in the Excess Savings Plan for a calendar year if his compensation in the preceding year exceeded (or would have exceeded, if the employee had been employed for the entire year) the Internal Revenue Code limit on the amount of compensation that can be taken into account in determining contributions under tax-qualified retirement plans ($220,000 in 2006) and he makes an election to participate prior to the beginning of the year.  An eligible employee whose contributions to the CHOICE 401(k) Plan are limited as a result of this compensation limit or as a result of making the maximum 401(k) contributions ($15,000 or $20,000 if 50 or over, for 2006) can continue to make pre-tax deferrals under the Excess Savings Plan from his eligible pay that is in excess of these limits, up to a maximum of 6% of his eligible pay, and the Company will credit an Excess Savings Plan account for the employee with matching contributions of up to 50% of the first 6% of eligible pay contributed by the employee.  A participant is always fully vested in the amount of his own deferrals and vests in the Company matching allocations over five years (subject to full vesting upon death, disability or retirement after attaining age 65). The Company credits each Excess Savings Plan account with interest at the rate of return earned by the stable value fund offered as an investment alternative under the CHOICE 401(k) Plan.  Distributions are made in a lump sum as soon as practicable after the participant’s termination of employment with the Company and all affiliates.